2nd Quarter 2016 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

8	Consolidated Statements of Operations

9	Consolidated Balance Sheets

10	Schedule 1 – Funds From Operations and Adjusted Funds From Operations

11	Schedule 2 – Proportionate Adjusted Funds From Operations Presentation

13	Schedule 3 – Proportionate Property Net Operating Income

14	Schedule 4 – Proportionate Balance Sheet Data

15	Schedule 5 – Capitalization and Financial Metrics

17	Schedule 6 – Conventional Same Store Operating Results

21	Schedule 7 – Conventional Portfolio Data by Market

23	Schedule 8 – Apartment Community Disposition and Acquisition Activity

24	Schedule 9 – Capital Additions

25	Schedule 10 – Redevelopment and Development Portfolio

29	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Second Quarter Results, Raises 2016 Guidance
Denver, Colorado, July 28, 2016 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter 2016 results and raised full year 2016 guidance.
Chairman and Chief Executive Officer Terry Considine comments: “At a time when various markets are impacted by new supply, we appreciate the diversification...both geographic and price point...of the Aimco portfolio. That diversification reduces volatility and makes revenue more predictable. Operating results were in line with guidance. We are on-track with lease-up efforts at One Canal in Boston and at Indigo in Redwood City, California. Construction continues at two phased redevelopments in Center City Philadelphia where new phases were started. Portfolio quality improved as revenue per apartment home was up 8% to $1,900.”

Chief Financial Officer Paul Beldin adds: “Second quarter AFFO of $0.50 per share increased 9% compared to second quarter 2015 and was $0.03 per share ahead of the midpoint of our guidance range. This outperformance was due to greater than planned non-core earnings, including $0.01 per share related to transactional revenues originally anticipated later in the year. We are increasing our full year Pro forma FFO and AFFO guidance by $0.01 at the midpoint of our guidance range to take into account the $0.02 of outperformance, offset by a $0.01 reduction due to the decision to vacate the North Tower at Park Towne Place as we accelerate its redevelopment timeline.”
Financial Results: Second Quarter AFFO Up 9% Year-Over-Year

	SECOND QUARTER			YEAR-TO-DATE
(all items per common share - diluted)	2016	2015	Variance	2016	2015	Variance
Net income	$1.41	$0.39	262%	$1.57	$0.97	62%
Funds From Operations (FFO)	$0.59	$0.56	5%	$1.16	$1.07	8%
Add back Aimco share of preferred equity redemption related amounts	$—	$—	—%	$—	$0.01	(100)%
Pro forma Funds From Operations (Pro forma FFO)	$0.59	$0.56	5%	$1.16	$1.08	7%
Deduct Aimco share of Capital Replacements	$(0.09)	$(0.10)	(10)%	$(0.15)	$(0.16)	(6)%
Adjusted Funds From Operations (AFFO)	$0.50	$0.46	9%	$1.01	$0.92	10%
Net Income (per diluted common share) - Year-over-year, second quarter net income increased primarily due to higher gains on property sales in second quarter 2016, as compared to 2015.
Pro forma FFO (per diluted common share) - Year-over-year, second quarter Pro forma FFO increased 5% as a result of: Conventional Same Store Property Net Operating Income growth; increased contribution from redevelopment and acquisition communities; and higher non-core earnings. These increases were partially offset by the loss of income from apartment communities that were sold in 2015.
Adjusted Funds from Operations (per diluted common share) - Year-over-year, second quarter AFFO increased 9% as a result of higher Pro forma FFO. As Aimco concentrates its investment capital in higher quality, higher price point apartment communities, its free cash flow margins are increasing and contributing to a higher AFFO growth rate.

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Operating Results: Second Quarter Conventional Same Store NOI Up 4.1%

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2016	2015	Variance	1st Qtr.	Variance	2016	2015	Variance
Average Rent Per Apartment Home	$1,611	$1,530	5.3%	$1,595	1.0%	$1,603	$1,523	5.3%
Other Income Per Apartment Home	188	187	0.5%	187	0.5%	187	186	0.5%
Average Revenue Per Apartment Home	$1,799	$1,717	4.8%	$1,782	1.0%	$1,790	$1,709	4.7%
Average Daily Occupancy	95.9%	96.4%	(0.5)%	96.0%	(0.1)%	96.0%	96.2%	(0.2)%

$ in Millions
Revenue	$168.5	$161.6	4.2%	$167.1	0.8%	$335.6	$321.2	4.5%
Expenses	52.9	50.6	4.6%	52.5	0.8%	105.4	103.0	2.3%
NOI	$115.6	$111.0	4.1%	$114.6	0.8%	$230.2	$218.2	5.5%
Conventional Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details new and renewal lease rates for Aimco’s second quarter 2016 Same Store portfolio.

2016	1st Qtr.	Apr	May	Jun	2nd Qtr.	Year-to-Date
Renewal rent increases	6.0%	6.4%	5.9%	6.4%	6.2%	6.1%
New lease rent increases	3.5%	4.0%	4.3%	4.9%	4.4%	4.0%
Weighted average rent increases	4.6%	5.1%	5.1%	5.6%	5.3%	5.0%
Conventional Non-Same Store NOI - Aimco’s Conventional non-Same Store NOI for second quarter 2016 increased 13.4% year-over-year primarily due to increasing contribution from Aimco’s Redevelopment apartment communities.

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
$ in Millions	2016	2015	Variance	1st Qtr.	Variance	2016	2015	Variance
Conventional Redevelopment and Development	$15.1	$12.9	17.1%	$15.2	(0.7)%	$30.3	$24.3	24.7%
Conventional Acquisition	0.8	0.0	n/a	0.8	—	1.6	0.1	n/a
Conventional Other	6.1	6.5	(6.2)%	6.0	1.7%	12.1	12.1	—
Total Conventional non-Same Store	$22.0	$19.4	13.4%	$22.0	—	$44.0	$36.5	20.5%
Redevelopment and Development: Progressing as Planned
During second quarter, Aimco invested $43 million in redevelopment, $31 million of which related to the ongoing redevelopment of Park Towne Place and The Sterling, mixed-use communities located in Center City Philadelphia. At Park Towne Place, as of June 30, 2016, Aimco had completed redevelopment of 356 apartment homes and had leased 73% of the completed homes. Rental rates are above underwriting. Based on the success of earlier phases of the Park Towne Place redevelopment, during the second quarter, Aimco decided to proceed with redevelopment of a third tower with 227 apartment homes. At The Sterling, as of June 30, 2016, Aimco had completed redevelopment of 343 of the 534 apartment homes in the community and had leased 88% of the completed homes. Rental rates are above underwriting. Based on the success of earlier phases of redevelopment of The Sterling, in the second quarter, Aimco decided to proceed with the final phase,

2

and anticipates completion in spring 2017. Projected returns on these newly approved phases at both Park Towne Place and The Sterling are similar to those of the previous phases.
During second quarter, Aimco invested $13.2 million in the substantial completion of One Canal in Boston. Leasing is progressing as planned and at June 30, 2016, 35% of the apartment homes were leased and rental rates are ahead of underwriting.
Portfolio Management: Revenue Per Apartment Home Up 8% to $1,900
Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality, and that is also diversified across large coastal and job growth markets in the U.S. Aimco target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois. Please refer to the Glossary for a description of Aimco’s Portfolio Quality Ratings.
As part of its portfolio strategy, Aimco seeks to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in higher quality apartment communities through redevelopment of communities in its current portfolio, occasional development of new communities, and selective acquisitions. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality and expected growth rate of its portfolio.

	SECOND QUARTER
	2016	2015	Variance
Conventional Apartment Communities	137	143	(6)
Conventional Apartment Homes	38,841	41,425	(2,584)
Conventional % NOI in Target Markets	91%	89%	2%
Revenue per Apartment Home	$1,900	$1,759	8%
Portfolio Average Rents as a Percentage of Local Market Average Rents	113%	110%	3%
Percentage A (2Q 2016 Revenue per Apartment Home $2,386)	51%	50%	1%
Percentage B (2Q 2016 Revenue per Apartment Home $1,719)	37%	33%	4%
Percentage C+ (2Q 2016 Revenue per Apartment Home $1,546)	12%	17%	(5)%
NOI Margin	67%	67%	—
Free Cash Flow Margin*	62%	61%	1%
* Assumes Capital Replacements spending of $1,200 per apartment home.
Second Quarter 2016 Portfolio Transactions - In second quarter, Aimco sold two Conventional apartment communities with 1,547 apartment homes for $291.9 million in gross proceeds. Net sales proceeds after payment of transaction costs were $289.4 million. Aimco did not acquire any apartment communities during the second quarter.
Quarter-End Portfolio - Second quarter 2016 Conventional portfolio average monthly revenue per apartment home was $1,900, an 8% increase compared to second quarter 2015, due to: year-over-year Same Store monthly revenue per apartment home growth of 4.8%; the sale of Conventional apartment communities in 2015 and 2016 with average monthly revenues per apartment home substantially lower than those of the retained portfolio; and reinvestment of the sales proceeds through redevelopment, development and acquisition of apartment communities with higher rents and better prospects.

3

Bay Area Acquisition Update - As previously reported, Aimco has agreed to acquire for $320 million, Indigo, an apartment community with 463 apartment homes currently under construction in Redwood City, California. Closing of the acquisition is expected upon completion of construction, anticipated to occur by the end of third quarter 2016. At June 30, 2016, Aimco had leased 18% of the apartment homes and rental rates are above underwriting. Move-ins commenced on July 1st.
Balance Sheet and Liquidity:
Components of Aimco Leverage

	AS OF JUNE 30, 2016
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,680.2	90%	7.7
Outstanding borrowings on revolving credit facility	160.5	4%	2.3
Preferred securities*	246.0	6%	34.4
Total leverage	$4,086.7	100%	9.0

*
Aimco’s preferred securities are perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 30-day maturity on the Class Z Cumulative Preferred Stock, which Aimco will redeem on July 29, 2016, and a 40-year maturity on its other preferred securities.

Non-recourse Property Debt - During the second quarter, Aimco priced two fixed rate, non-recourse, amortizing, 10-year property loans totaling $166.5 million at interest rates of 2.77% and 3.34%, spreads of 129 basis points and 152 basis points, respectively, over the 10-year Treasury rates at the time of pricing.
Preferred Securities - During the second quarter, Aimco called for the redemption of all outstanding shares of its Class Z Cumulative Preferred Stock on July 29, 2016, at a redemption value including dividends through the redemption date of approximately $35 million.
Leverage Ratios
Aimco target leverage ratios are: Debt and Preferred Equity to EBITDA below 7.0x; and EBITDA to Interest Expense and Preferred Dividends greater than 2.5x. Aimco also focuses on the ratios of Debt to EBITDA and EBITDA to Interest Expense. Please see the Glossary for definitions of these metrics and, where appropriate, reconciliations to GAAP.

TRAILING-TWELVE MONTHS ENDED JUNE 30,
	2016	2015
Debt to EBITDA	6.4x	6.5x
Debt and Preferred Equity to EBITDA	6.8x	7.0x
EBITDA to Interest Expense	3.3x	2.9x
EBITDA to Interest Expense and Preferred Dividends	3.0x	2.6x
Future leverage reduction is expected from earnings growth, especially as apartment communities now being redeveloped or developed are completed and leased, and from regularly scheduled property debt amortization funded from retained earnings.

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Liquidity
Aimco’s only recourse debt at June 30, 2016, was its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At June 30, 2016, Aimco had outstanding borrowings on its revolving credit facility of $160.5 million and available capacity of $410.0 million, after consideration of $29.5 million of letters of credit backed by the facility. Aimco also held cash and restricted cash on hand of $430.3 million ($428.0 million Aimco share), which included approximately $290 million of 1031 exchange proceeds anticipated to be invested during the third quarter.
Finally, Aimco held properties in its unencumbered asset pool with an estimated fair market value of approximately $1.7 billion.
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.33 per share of Class A Common Stock for the quarter ended June 30, 2016. On an annualized basis, this represents an increase of 12% compared to the dividends paid during 2015. This dividend is payable on August 31, 2016, to stockholders of record on August 19, 2016.
2016 Outlook: Guidance Raised to Reflect Second Quarter Outperformance

($ Amounts represent Aimco Share)	FULL YEAR 2016	PREVIOUS FULL YEAR 2016	FULL YEAR 2015

Net Income per share	$1.75 to $1.83	$0.41 to $0.51	$1.52
Pro forma FFO per share	$2.26 to $2.34	$2.24 to $2.34	$2.23
AFFO per share	$1.94 to $2.02	$1.92 to $2.02	$1.88

Conventional Same Store Operating Measures
Revenue change compared to prior year	4.50% to 5.00%	4.50% to 5.00%	4.5%
Expense change compared to prior year	1.75% to 2.25%	1.75% to 2.25%	2.1%
NOI change compared to prior year	5.50% to 6.50%	5.50% to 6.50%	5.6%

Non-Core Earnings
Non-recurring investment management revenues	$5M	$1M to $3M	$1M

($ Amounts represent Aimco Share)	THIRD QUARTER 2016

Net income per share	$0.06 to $0.10
Pro forma FFO per share	$0.52 to $0.56
AFFO per share	$0.43 to $0.47

Conventional Same Store Operating Measures
NOI change compared to second quarter 2016	1.25% to 2.25%
NOI change compared to third quarter 2015	5.50% to 6.50%

5

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, July 29, 2016 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on October 29, 2016
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 5105563	Passcode: 10088380
Live webcast and replay: http://www.aimco.com/investors

Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at http://www.aimco.com/investors.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). These measures are defined in the Glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in selected markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with 192 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Lynn Stanfield, Senior Vice President, Finance
Valerie Kimball, Director, Investor Relations
Investor Relations 303-793-4661, investor@aimco.com

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Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: third quarter and full year 2016 results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments, timelines and Net Operating Income contribution; Aimco acquisition and lease-up timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco developments and redevelopments; Aimco’s ability to meet timelines and budgeted rental rates related to Aimco lease-up properties; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.

Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; financing risks, including the availability and cost of capital markets’ financing and the risk that Aimco’s cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that Aimco’s earnings may not be sufficient to maintain compliance with debt covenants; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions, dispositions, redevelopments and developments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco. In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2015, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
REVENUES
Rental and other property revenues	$242,871	$238,637	$484,352	$476,926
Tax credit and asset management revenues	8,347	6,146	13,105	12,122
Total revenues	251,218	244,783	497,457	489,048

OPERATING EXPENSES
Property operating expenses	88,305	87,930	176,702	183,422
Investment management expenses	1,017	1,086	1,992	2,689
Depreciation and amortization	80,680	75,150	160,508	149,582
General and administrative expenses	11,254	12,062	23,189	22,714
Other expenses, net	5,526	2,912	7,096	3,931
Total operating expenses	186,782	179,140	369,487	362,338
Operating income	64,436	65,643	127,970	126,710
Interest income	1,843	1,705	3,678	3,430
Interest expense	(48,894)	(49,605)	(96,528)	(103,125)
Other, net	4,906	350	4,983	2,614
Income before income taxes and gain on dispositions	22,291	18,093	40,103	29,629
Income tax benefit	7,121	5,814	13,007	12,735
Income before gain on dispositions	29,412	23,907	53,110	42,364
Gain on dispositions of real estate, net of tax	216,541	44,781	222,728	130,474
Net income	245,953	68,688	275,838	172,838
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(8,677)	(111)	(9,607)	(4,867)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,708)	(1,736)	(3,434)	(3,472)
Net income attributable to common noncontrolling interests in Aimco OP	(11,135)	(2,972)	(12,307)	(7,370)
Net income attributable to noncontrolling interests	(21,520)	(4,819)	(25,348)	(15,709)
Net income attributable to Aimco	224,433	63,869	250,490	157,129
Net income attributable to Aimco preferred stockholders	(2,758)	(2,758)	(5,515)	(6,280)
Net income attributable to participating securities	(293)	(307)	(370)	(701)
Net income attributable to Aimco common stockholders	$221,382	$60,804	$244,605	$150,148

Net income attributable to Aimco per common share – basic	$1.42	$0.39	$1.57	$0.97

Net income attributable to Aimco per common share – diluted	$1.41	$0.39	$1.57	$0.97

Weighted average common shares outstanding – basic	156,375	155,524	155,876	154,672
Weighted average common shares outstanding – diluted	156,793	155,954	156,248	155,115

8

Consolidated Balance Sheets
(in thousands) (unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Buildings and improvements	$6,283,998	$6,446,326
Land	1,847,582	1,861,157
Total real estate	8,131,580	8,307,483
Accumulated depreciation	(2,657,290)	(2,778,022)
Net real estate	5,474,290	5,529,461
Cash and cash equivalents	55,225	50,789
Restricted cash	375,092	86,956
Other assets	360,669	448,405
Assets held for sale	8,952	3,070
Total assets	$6,274,228	$6,118,681

LIABILITIES AND EQUITY
Non-recourse property debt, net	$3,795,098	$3,822,141
Revolving credit facility borrowings	160,540	27,000
Total indebtedness	3,955,638	3,849,141
Accounts payable	43,414	36,123
Accrued liabilities and other	206,104	317,481
Deferred income	57,819	64,052
Liabilities related to assets held for sale	6,214	53
Total liabilities	4,269,189	4,266,850
Preferred noncontrolling interests in Aimco OP	86,198	87,926
Equity:
Perpetual Preferred Stock	159,126	159,126
Class A Common Stock	1,566	1,563
Additional paid-in capital	4,066,476	4,064,659
Accumulated other comprehensive loss	(710)	(6,040)
Distributions in excess of earnings	(2,455,302)	(2,596,917)
Total Aimco equity	1,771,156	1,622,391
Noncontrolling interests in consolidated real estate partnerships	150,257	151,365
Common noncontrolling interests in Aimco OP	(2,572)	(9,851)
Total equity	1,918,841	1,763,905
Total liabilities and equity	$6,274,228	$6,118,681

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Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to Aimco common stockholders	$221,382	$60,804	$244,605	$150,148
Adjustments:
Depreciation and amortization, net of noncontrolling partners’ interest	78,934	72,997	156,912	145,619
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners’ interest	(2,734)	(2,610)	(5,416)	(5,098)
Gain on dispositions and other, net of income taxes and noncontrolling partners’ interest	(211,569)	(43,304)	(217,424)	(124,031)
Provision for impairment losses related to depreciable real estate assets, including amounts related to unconsolidated entities and net of noncontrolling partners’ interest	—	655	—	655
Common noncontrolling interests in Aimco OP’s share of above adjustments	6,481	(1,348)	3,154	(832)
Amounts allocable to participating securities	154	(112)	96	(71)
FFO Attributable to Aimco common stockholders	$92,648	$87,082	$181,927	$166,390
Preferred equity redemption related amounts, net of common noncontrolling interests in Aimco OP and participating securities	—	—	—	658
Pro forma FFO Attributable to Aimco common stockholders	$92,648	$87,082	$181,927	$167,048
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(14,335)	(14,618)	(24,721)	(23,748)
AFFO Attributable to Aimco common stockholders	$78,313	$72,464	$157,206	$143,300

Weighted average common shares outstanding	156,375	155,524	155,876	154,672
Dilutive common share equivalents	418	430	372	443
Total shares and dilutive share equivalents	156,793	155,954	156,248	155,115

FFO per share – diluted	$0.59	$0.56	$1.16	$1.07
Pro Forma FFO per share – diluted	$0.59	$0.56	$1.16	$1.08
AFFO per share – diluted	$0.50	$0.46	$1.01	$0.92

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Supplemental Schedule 2(a)

Proportionate Adjusted Funds From Operations Presentation
Three Months Ended June 30, 2016 Compared to Three Months Ended June 30, 2015
(in thousands) (unaudited)
	Three Months Ended June 30, 2016				Three Months Ended June 30, 2015
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$173,400	$—	$(4,711)	$168,689	$166,444	$—	$(4,610)	$161,834
Conventional Redevelopment and Development	25,444	—	(2,321)	23,123	22,199	—	(2,490)	19,709
Conventional Acquisition	1,800	—	—	1,800	784	—	—	784
Other Conventional	11,287	546	—	11,833	10,984	536	—	11,520
Total Conventional	211,931	546	(7,032)	205,445	200,411	536	(7,100)	193,847
Affordable	25,946	1,016	(144)	26,818	23,678	994	(139)	24,533
Property management revenues, primarily from affiliates	2	(61)	146	87	3	(60)	145	88
Total rental and other property revenues	237,879	1,501	(7,030)	232,350	224,092	1,470	(7,094)	218,468

Property operating expenses
Conventional Same Store	54,383	—	(1,484)	52,899	52,039	—	(1,484)	50,555
Conventional Redevelopment and Development	8,798	—	(748)	8,050	7,540	—	(747)	6,793
Conventional Acquisition	994	—	—	994	765	—	—	765
Other Conventional	5,468	217	—	5,685	4,835	194	—	5,029
Total Conventional	69,643	217	(2,232)	67,628	65,179	194	(2,231)	63,142
Affordable	9,665	467	(64)	10,068	8,890	446	(62)	9,274
Casualties	833	—	(3)	830	1,535	—	8	1,543
Property management expenses	5,941	—	—	5,941	6,101	—	5	6,106
Total property operating expenses	86,082	684	(2,299)	84,467	81,705	640	(2,280)	80,065
Net real estate operations	151,797	817	(4,731)	147,883	142,387	830	(4,814)	138,403

Amortization of deferred tax credit income (noncash)	2,090	—	—	2,090	3,302	—	—	3,302
Amortization of deferred tax credit income (cash)	2,646	—	—	2,646	2,810	—	—	2,810
Non-recurring investment management revenues	3,611	—	—	3,611	34	—	200	234
Total tax credit and asset management revenues	8,347	—	—	8,347	6,146	—	200	6,346

Investment management expenses	(1,017)	—	—	(1,017)	(1,086)	—	—	(1,086)
Depreciation and amortization related to non-real estate assets	(2,733)	—	4	(2,729)	(2,596)	—	4	(2,592)
General and administrative expenses	(11,254)	—	—	(11,254)	(12,062)	—	—	(12,062)
Other expenses, net	(5,527)	14	11	(5,502)	(2,266)	(133)	11	(2,388)
Interest income	1,859	1	8	1,868	1,706	—	7	1,713
Interest expense	(48,005)	(304)	1,535	(46,774)	(46,297)	(316)	1,646	(44,967)
Other, net of non-FFO items	2,105	263	(981)	1,387	292	394	1,206	1,892
Historic tax credit benefit	4,471	—	—	4,471	3,269	—	—	3,269
Other tax benefits, net	3,365	—	—	3,365	3,550	—	—	3,550
FFO related to Sold and Held For Sale Apartment Communities	1,863	—	—	1,863	4,350	—	10	4,360
Preferred dividends and distributions	(4,466)	—	—	(4,466)	(4,494)	—	—	(4,494)
Common noncontrolling interests in Aimco OP	(4,655)	—	—	(4,655)	(4,443)	—	—	(4,443)
Amounts allocated to participating securities	(139)	—	—	(139)	(419)	—	—	(419)
FFO	$96,011	$791	$(4,154)	$92,648	$88,037	$775	$(1,730)	$87,082
Preferred equity redemption related amounts, net	—	—	—	—	—	—	—	—
Pro forma FFO	$96,011	$791	$(4,154)	$92,648	$88,037	$775	$(1,730)	$87,082
Capital Replacements	(15,231)	—	896	(14,335)	(15,635)	—	1,017	(14,618)
AFFO	$80,780	$791	$(3,258)	$78,313	$72,402	$775	$(713)	$72,464

11

Supplemental Schedule 2(b)

Proportionate Funds From Operations and Adjusted Funds From Operations Presentation
Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015
(in thousands) (unaudited)
	Six Months Ended June 30, 2016				Six Months Ended June 30, 2015
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$345,483	$—	$(9,460)	$336,023	$330,674	$—	$(9,145)	$321,529
Conventional Redevelopment and Development	50,376	—	(4,756)	45,620	43,205	—	(4,931)	38,274
Conventional Acquisition	3,542	—	—	3,542	906	—	—	906
Other Conventional	22,040	1,097	—	23,137	21,200	1,068	—	22,268
Total Conventional	421,441	1,097	(14,216)	408,322	395,985	1,068	(14,076)	382,977
Affordable	50,308	2,033	(288)	52,053	47,414	2,000	(278)	49,136
Property management revenues, primarily from affiliates	4	(121)	293	176	4	(117)	288	175
Total rental and other property revenues	471,753	3,009	(14,211)	460,551	443,403	2,951	(14,066)	432,288

Property operating expenses
Conventional Same Store	107,997	—	(3,054)	104,943	106,044	—	(3,052)	102,992
Conventional Redevelopment and Development	16,812	—	(1,510)	15,302	15,505	—	(1,541)	13,964
Conventional Acquisition	1,923	—	—	1,923	795	—	—	795
Other Conventional	10,642	396	—	11,038	9,753	381	—	10,134
Total Conventional	137,374	396	(4,564)	133,206	132,097	381	(4,593)	127,885
Affordable	19,592	911	(130)	20,373	19,083	880	(125)	19,838
Casualties	2,983	—	(28)	2,955	5,619	—	(47)	5,572
Property management expenses	11,841	—	1	11,842	12,106	—	8	12,114
Total property operating expenses	171,790	1,307	(4,721)	168,376	168,905	1,261	(4,757)	165,409
Net real estate operations	299,963	1,702	(9,490)	292,175	274,498	1,690	(9,309)	266,879

Amortization of deferred tax credit income (noncash)	6,827	—	—	6,827	9,242	—	—	9,242
Amortization of deferred tax credit income (cash)	2,646	—	—	2,646	2,810	—	—	2,810
Non-recurring investment management revenues	3,632	—	—	3,632	70	—	473	543
Total tax credit and asset management revenues	13,105	—	—	13,105	12,122	—	473	12,595

Investment management expenses	(1,992)	—	—	(1,992)	(2,689)	—	—	(2,689)
Depreciation and amortization related to non-real estate assets	(5,412)	—	8	(5,404)	(5,069)	—	8	(5,061)
General and administrative expenses	(23,189)	—	—	(23,189)	(22,714)	—	—	(22,714)
Other expenses, net	(7,070)	(30)	45	(7,055)	(3,188)	(171)	35	(3,324)
Interest income	3,695	1	17	3,713	3,439	1	15	3,455
Interest expense	(93,675)	(619)	3,072	(91,222)	(95,590)	(622)	3,275	(92,937)
Other, net of non-FFO items	3,403	661	(2,382)	1,682	227	726	2,784	3,737
Historic tax credit benefit	6,902	—	—	6,902	6,684	—	—	6,684
Other tax benefits, net	6,810	—	—	6,810	8,075	—	—	8,075
FFO related to Sold and Held For Sale Apartment Communities	4,778	—	—	4,778	10,681	—	33	10,714
Preferred dividends and distributions	(8,949)	—	—	(8,949)	(9,752)	—	—	(9,752)
Common noncontrolling interests in Aimco OP	(9,153)	—	—	(9,153)	(8,500)	—	—	(8,500)
Amounts allocated to participating securities	(274)	—	—	(274)	(772)	—	—	(772)
FFO	$188,942	$1,715	$(8,730)	$181,927	$167,452	$1,624	$(2,686)	$166,390
Preferred stock redemption related amounts	—	—	—	—	658	—	—	658
Pro forma FFO	$188,942	$1,715	$(8,730)	$181,927	$168,110	$1,624	$(2,686)	$167,048
Capital Replacements	(26,322)	—	1,601	(24,721)	(25,571)	—	1,823	(23,748)
AFFO	$162,620	$1,715	$(7,129)	$157,206	$142,539	$1,624	$(863)	$143,300

12

Supplemental Schedule 3

Proportionate Property Net Operating Income
(in thousands) (unaudited)
As of June 30, 2016
	As of June 30, 2016			Three Months Ended
	Number of Apartment Communities	Number of Apartment Homes	Average Economic Ownership	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Rental and other property revenues
Conventional Same Store	108	33,214	98%	$168,689	$167,334	$164,702	$163,937	$161,834
Conventional Redevelopment and Development	10	3,806	94%	23,123	22,497	22,182	21,740	19,709
Conventional Acquisition	2	209	100%	1,800	1,742	1,640	1,099	784
Other Conventional	17	1,612	96%	11,833	11,304	11,388	11,984	11,520
Total Conventional	137	38,841	98%	205,445	202,877	199,912	198,760	193,847
Affordable	55	8,389	95%	26,818	25,235	24,027	24,757	24,533
Total rental and other property revenues	192	47,230	97%	$232,263	$228,112	$223,939	$223,517	$218,380

Direct property operating expenses
Conventional Same Store				$52,899	$52,043	$50,373	$52,744	$50,555
Conventional Redevelopment and Development				8,050	7,252	7,699	7,618	6,793
Conventional Acquisition				994	930	731	887	765
Other Conventional				5,685	5,352	5,382	5,199	5,029
Total Conventional				67,628	65,577	64,185	66,448	63,142
Affordable				10,068	10,306	9,833	9,896	9,274
Total direct property operating expenses				$77,696	$75,883	$74,018	$76,344	$72,416

Property Net Operating Income
Conventional Same Store				$115,790	$115,291	$114,329	$111,193	$111,279
Conventional Redevelopment and Development				15,073	15,245	14,483	14,122	12,916
Conventional Acquisition				806	812	909	212	19
Other Conventional				6,148	5,952	6,006	6,785	6,491
Total Conventional				137,817	137,300	135,727	132,312	130,705
Affordable				16,750	14,929	14,194	14,861	15,259
Total Property Net Operating Income				$154,567	$152,229	$149,921	$147,173	$145,964

				Three Months Ended
				June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Sold and Held for Sale Property Net Operating Income
Sold Apartment Communities				$2,230	$4,410	$6,287	$6,467	$7,788
Held for Sale Apartment Communities [1]				539	507	542	530	530
Total Sold and Held for Sale Property Net Operating Income				$2,769	$4,917	$6,829	$6,997	$8,318

[1] Held for Sale Apartment Communities includes one affordable community with 296 apartment homes.

13

Supplemental Schedule 4

Proportionate Balance Sheet Data
As of June 30, 2016
(in thousands)(unaudited)
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$8,131,580	$51,183	$(248,451)	$7,934,312
Accumulated depreciation	(2,657,290)	(11,529)	80,597	(2,588,222)
Net real estate	5,474,290	39,654	(167,854)	5,346,090
Cash and cash equivalents	55,225	585	(2,743)	53,067
Restricted cash	375,092	1,565	(1,700)	374,957
Investment in unconsolidated real estate partnerships	15,377	(15,377)	—	—
Goodwill	39,885	—	—	39,885
Other assets	305,407	(2,387)	(33,252)	269,768
Assets held for sale	8,952	—	—	8,952
Total assets	$6,274,228	$24,040	$(205,549)	$6,092,719

LIABILITIES AND EQUITY
Non-recourse property debt	$3,818,582	$22,996	$(161,379)	$3,680,199
Debt issue costs	(23,484)	(198)	336	(23,346)
Non-recourse property debt, net	3,795,098	22,798	(161,043)	3,656,853
Revolving credit facility borrowings	160,540	—	—	160,540
Deferred income [1]	57,819	17	(263)	57,573
Other liabilities	249,518	1,225	(44,363)	206,380
Liabilities related to assets held for sale	6,214	—	—	6,214
Total liabilities	4,269,189	24,040	(205,669)	4,087,560
Preferred noncontrolling interests in Aimco OP	86,198	—	—	86,198
Perpetual preferred stock	159,126	—	—	159,126
Other Aimco equity	1,612,030	—	150,377	1,762,407
Noncontrolling interests in consolidated real estate partnerships	150,257	—	(150,257)	—
Common noncontrolling interests in Aimco OP	(2,572)	—	—	(2,572)
Total liabilities and equity	$6,274,228	$24,040	$(205,549)	$6,092,719

[1]
Deferred income primarily represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur.

14

Supplemental Schedule 5(a)

Capitalization and Financial Metrics
As of June 30, 2016
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balances		Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,663,765	$22,996	$(161,379)	$3,525,382		7.5		5.08%
Floating rate tax-exempt bonds	84,276	—	—	84,276		3.3		1.94%
Fixed rate tax-exempt bonds	70,541	—	—	70,541		24.1		4.69%
Total non-recourse property debt	$3,818,582	$22,996	$(161,379)	$3,680,199	[1]	7.7		5.00%
Revolving credit facility borrowings	160,540	—	—	160,540		2.3		2.17%
Preferred securities	245,989	—	—	245,989		34.4	[2]	7.26%
Total Leverage	$4,225,111	$22,996	$(161,379)	$4,086,728		9.0		5.03%
Cash and restricted cash	(430,317)	(2,150)	4,443	(428,024)
Tax free exchange proceeds	289,677	—	—	289,677	[3]
Securitization trust assets	(73,744)	—	—	(73,744)	[4]
Property debt held for sale	5,549	—	—	5,549
Net Leverage	$4,016,276	$20,846	$(156,936)	$3,880,186

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2016 3Q	$19,169	$—		$19,169		—%	—%
2016 4Q	20,133	229,555		249,688		6.41%	4.69%
Total 2016	39,302	229,555		268,857		6.41%	4.69%

2017 1Q	19,492	74,658		94,150		2.09%	5.30%
2017 2Q	19,120	33,323		52,443		0.93%	5.68%
2017 3Q	19,335	38,933		58,268		1.09%	5.94%
2017 4Q	18,998	178,938		197,936		5.00%	6.23%
Total 2017	76,945	325,852		402,797		9.10%	5.92%

2018	75,236	155,412		230,648		4.34%	4.33%
2019	70,026	517,303		587,329		14.45%	5.65%
2020	63,465	303,687		367,152		8.48%	6.12%
2021	46,580	582,779	[5]	629,359		16.28%	5.50%
2022	34,494	233,439		267,933		6.52%	4.77%
2023	19,613	140,414		160,027		3.92%	5.16%
2024	16,135	36,489		52,624		1.02%	4.12%
2025	14,596	131,312		145,908		3.67%	3.69%
2026	11,362	48,362		59,724		1.35%	3.58%
Thereafter	328,183	78,806		406,989		2.20%	2.76%
Total	$795,937	$2,783,410		$3,579,347
Securitization trust assets				100,852	[5]
Aimco share non-recourse property debt				$3,680,199

[1]
Represents the carrying amount of Aimco debt. At June 30, 2016, Aimco’s debt had a mark-to-market liability of $192.2 million at quarter end. Such mark-to-market has been computed by Aimco utilizing a Money-Weighted Average Interest Rate on Aimco’s fixed rate property debt of 4.66%, which rate takes into account the timing of amortization and maturities, and a market rate of 3.49%, which rate takes into account the duration of the property debt as well as its loan-to value and coverage.

[2]
Aimco preferred securities are perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 30-day maturity on the Class Z Cumulative Preferred Stock, which Aimco will redeem on July 29, 2016, and a 40-year maturity on its other preferred securities.

[3]
At June 30, 2016, restricted cash included $289.7 million of proceeds from the disposition of two apartment communities, which have been designated for reinvestment through a tax free exchange transaction anticipated for completion during the third quarter. These proceeds are excluded from Aimco’s calculation of net leverage and in Aimco’s Leverage Ratios presented in Supplemental Schedule 5(b).

[4]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. The subordinate positions have a face value of $100.9 million and a carrying amount of $73.7 million, and are included in other assets on the Aimco Consolidated Balance Sheet at June 30, 2016. The carrying amount of these investments effectively reduces Aimco’s June 30, 2016 leverage.

[5]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $683.6 million to $582.8 million, or 16.3% of debt outstanding at June 30, 2016.

15

Supplemental Schedule 5(b)

As of June 30, 2016
Capitalization and Financial Metrics
(share, unit and dollar amounts in thousands) (unaudited)

Preferred Securities

	Shares/Units Outstanding as of June 30, 2016	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class A	5,000	5/17/2019	6.875%	$125,000
Class Z [1]	1,392	7/29/2016	7.000%	34,791
Total perpetual preferred stock			6.902%	159,791

Preferred Partnership Units	3,209		7.926%	86,198
Total preferred securities			7.261%	$245,989

[1] On June 28, 2016, Aimco called for the redemption of all outstanding shares of its Class Z Cumulative Preferred Stock on July 29, 2016.

Leverage Ratios
Trailing Twelve Months Ended June 30,
	2016	2015
Debt to EBITDA	6.4x	6.5x
Debt and Preferred Equity to EBITDA	6.8x	7.0x
EBITDA to Interest	3.3x	2.9x
EBITDA to Interest and Preferred Dividends	3.0x	2.6x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	2.07x	1.50x
Fixed Charge Coverage Ratio	1.94x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

Common Stock, Partnership Units and Equivalents

As of
June 30, 2016
Class A Common Stock outstanding	156,242
Participating unvested restricted stock	234
Dilutive options share equivalents and non-participating unvested restricted stock	713
Total shares and dilutive share equivalents	157,189
Common Partnership Units and equivalents	7,798
Total shares, units and dilutive share equivalents	164,987

16

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
Second Quarter 2016 Compared to Second Quarter 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	2Q 2016	2Q 2015	Growth	2Q 2016	2Q 2015	Growth	2Q 2016	2Q 2015	Growth	2Q 2016	2Q 2016	2Q 2015	2Q 2016	2Q 2015
Target Markets
Atlanta	7	1,403	1,389	$5,618	$5,182	8.4%	$2,091	$2,094	(0.1)%	$3,527	$3,088	14.2%	62.8%	95.1%	93.9%	$1,417	$1,324
Bay Area	6	1,202	1,202	9,459	8,518	11.0%	2,366	2,160	9.5%	7,093	6,358	11.6%	75.0%	95.7%	96.6%	2,740	2,445
Boston	12	4,173	4,173	19,147	18,036	6.2%	6,670	6,531	2.1%	12,477	11,505	8.4%	65.2%	96.7%	97.0%	1,581	1,485
Chicago	10	3,246	3,246	15,491	15,092	2.6%	5,707	4,987	14.4%	9,784	10,105	(3.2)%	63.2%	96.3%	96.6%	1,652	1,605
Denver	8	2,065	2,026	9,148	8,379	9.2%	2,263	2,369	(4.5)%	6,885	6,010	14.6%	75.3%	95.6%	96.2%	1,575	1,432
Greater DC	13	5,325	5,297	23,962	23,448	2.2%	7,417	6,895	7.6%	16,545	16,553	—%	69.0%	96.4%	96.6%	1,565	1,527
Greater LA	12	3,801	3,395	24,434	23,375	4.5%	6,189	5,924	4.5%	18,245	17,451	4.5%	74.7%	95.1%	96.4%	2,523	2,382
Miami	5	2,471	2,460	16,220	16,198	0.1%	5,146	5,196	(1.0)%	11,074	11,002	0.7%	68.3%	94.8%	95.7%	2,320	2,294
Greater New York	9	496	496	4,350	4,141	5.0%	1,464	1,468	(0.3)%	2,886	2,673	8.0%	66.3%	95.6%	96.3%	3,057	2,890
Philadelphia	4	2,042	1,963	8,733	8,588	1.7%	2,969	2,766	7.3%	5,764	5,822	(1.0)%	66.0%	96.3%	97.0%	1,540	1,504
San Diego	6	2,032	2,032	10,491	9,871	6.3%	2,705	2,527	7.0%	7,786	7,344	6.0%	74.2%	96.3%	96.9%	1,787	1,672
Seattle	2	239	239	1,502	1,357	10.7%	520	458	13.5%	982	899	9.2%	65.4%	96.8%	97.9%	2,165	1,934

Total Target Markets	94	28,495	27,918	148,555	142,185	4.5%	45,507	43,375	4.9%	103,048	98,810	4.3%	69.4%	95.9%	96.4%	1,849	1,760

Other Markets
Baltimore	2	376	376	1,527	1,561	(2.2)%	577	594	(2.9)%	950	967	(1.8)%	62.2%	92.0%	93.3%	1,472	1,484
Nashville	3	764	764	3,100	2,937	5.5%	971	962	0.9%	2,129	1,975	7.8%	68.7%	94.3%	96.1%	1,434	1,333
Norfolk - Richmond	5	1,487	1,408	4,692	4,560	2.9%	1,613	1,494	8.0%	3,079	3,066	0.4%	65.6%	96.5%	96.0%	1,151	1,124
Other Markets	4	2,092	2,092	10,627	10,406	2.1%	4,232	4,131	2.4%	6,395	6,275	1.9%	60.2%	96.5%	96.4%	1,755	1,719

Total Other Markets	14	4,719	4,640	19,946	19,464	2.5%	7,393	7,181	3.0%	12,553	12,283	2.2%	62.9%	95.8%	96.0%	1,496	1,457

Grand Total	108	33,214	32,558	$168,501	$161,649	4.2%	$52,900	$50,556	4.6%	$115,601	$111,093	4.1%	68.6%	95.9%	96.4%	$1,799	$1,717

17

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
Second Quarter 2016 Compared to First Quarter 2016
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	2Q 2016	1Q 2016	Growth	2Q 2016	1Q 2016	Growth	2Q 2016	1Q 2016	Growth	2Q 2016	2Q 2016	1Q 2016	2Q 2016	1Q 2016
Target Markets
Atlanta	7	1,403	1,389	$5,618	$5,458	2.9%	$2,091	$2,038	2.6%	$3,527	$3,420	3.1%	62.8%	95.1%	94.3%	$1,417	$1,388
Bay Area	6	1,202	1,202	9,459	9,312	1.6%	2,366	2,333	1.4%	7,093	6,979	1.6%	75.0%	95.7%	96.3%	2,740	2,681
Boston	12	4,173	4,173	19,147	18,922	1.2%	6,670	6,732	(0.9)%	12,477	12,190	2.4%	65.2%	96.7%	96.8%	1,581	1,562
Chicago	10	3,246	3,246	15,491	15,437	0.3%	5,707	5,100	11.9%	9,784	10,337	(5.3)%	63.2%	96.3%	96.5%	1,652	1,642
Denver	8	2,065	2,026	9,148	9,050	1.1%	2,263	2,304	(1.8)%	6,885	6,746	2.1%	75.3%	95.6%	96.3%	1,575	1,546
Greater DC	13	5,325	5,297	23,962	23,727	1.0%	7,417	7,346	1.0%	16,545	16,381	1.0%	69.0%	96.4%	95.8%	1,565	1,558
Greater LA	12	3,801	3,395	24,434	24,709	(1.1)%	6,189	6,318	(2.0)%	18,245	18,391	(0.8)%	74.7%	95.1%	96.3%	2,523	2,521
Miami	5	2,471	2,460	16,220	16,326	(0.6)%	5,146	5,377	(4.3)%	11,074	10,949	1.1%	68.3%	94.8%	96.4%	2,320	2,295
Greater New York	9	496	496	4,350	4,263	2.0%	1,464	1,454	0.7%	2,886	2,809	2.7%	66.3%	95.6%	94.7%	3,057	3,025
Philadelphia	4	2,042	1,963	8,733	8,675	0.7%	2,969	3,036	(2.2)%	5,764	5,639	2.2%	66.0%	96.3%	95.5%	1,540	1,542
San Diego	6	2,032	2,032	10,491	10,287	2.0%	2,705	2,649	2.1%	7,786	7,638	1.9%	74.2%	96.3%	96.3%	1,787	1,752
Seattle	2	239	239	1,502	1,429	5.1%	520	514	1.2%	982	915	7.3%	65.4%	96.8%	96.8%	2,165	2,059

Total Target Markets	94	28,495	27,918	148,555	147,595	0.7%	45,507	45,201	0.7%	103,048	102,394	0.6%	69.4%	95.9%	96.1%	1,849	1,833

Other Markets
Baltimore	2	376	376	1,527	1,510	1.1%	577	573	0.7%	950	937	1.4%	62.2%	92.0%	89.4%	1,472	1,497
Nashville	3	764	764	3,100	3,038	2.0%	971	944	2.9%	2,129	2,094	1.7%	68.7%	94.3%	95.6%	1,434	1,387
Norfolk - Richmond	5	1,487	1,408	4,692	4,595	2.1%	1,613	1,469	9.8%	3,079	3,126	(1.5)%	65.6%	96.5%	96.1%	1,151	1,131
Other Markets	4	2,092	2,092	10,627	10,407	2.1%	4,232	4,290	(1.4)%	6,395	6,117	4.5%	60.2%	96.5%	95.9%	1,755	1,729

Total Other Markets	14	4,719	4,640	19,946	19,550	2.0%	7,393	7,276	1.6%	12,553	12,274	2.3%	62.9%	95.8%	95.4%	1,496	1,472

Grand Total	108	33,214	32,558	$168,501	$167,145	0.8%	$52,900	$52,477	0.8%	$115,601	$114,668	0.8%	68.6%	95.9%	96.0%	$1,799	$1,782

18

Supplemental Schedule 6(c)

Conventional Same Store Operating Results
Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	YTD 2Q 2016	YTD 2Q 2015	Growth	YTD 2Q 2016	YTD 2Q 2015	Growth	YTD 2Q 2016	YTD 2Q 2015	Growth	YTD 2Q 2016	YTD 2Q 2016	YTD 2Q 2015	YTD 2Q 2016	YTD 2Q 2015
Target Markets
Atlanta	7	1,403	1,389	$11,076	$10,324	7.3%	$4,129	$4,063	1.6%	$6,947	$6,261	11.0%	62.7%	94.7%	93.6%	$1,403	$1,322
Bay Area	6	1,202	1,202	18,772	16,743	12.1%	4,699	4,349	8.0%	14,073	12,394	13.5%	75.0%	96.0%	96.5%	2,710	2,405
Boston	12	4,173	4,173	38,069	35,685	6.7%	13,402	13,365	0.3%	24,667	22,320	10.5%	64.8%	96.7%	96.9%	1,572	1,471
Chicago	10	3,246	3,246	30,928	30,073	2.8%	10,807	10,300	4.9%	20,121	19,773	1.8%	65.1%	96.4%	96.5%	1,647	1,601
Denver	8	2,065	2,026	18,198	16,560	9.9%	4,567	4,716	(3.2)%	13,631	11,844	15.1%	74.9%	95.9%	96.3%	1,560	1,414
Greater DC	13	5,325	5,297	47,689	46,613	2.3%	14,763	14,237	3.7%	32,926	32,376	1.7%	69.0%	96.1%	96.2%	1,562	1,524
Greater LA	12	3,801	3,395	49,143	46,566	5.5%	12,507	12,110	3.3%	36,636	34,456	6.3%	74.5%	95.7%	96.1%	2,522	2,379
Miami	5	2,471	2,460	32,546	32,362	0.6%	10,523	10,297	2.2%	22,023	22,065	(0.2)%	67.7%	95.6%	96.4%	2,307	2,274
Greater New York	9	496	496	8,613	8,301	3.8%	2,918	2,972	(1.8)%	5,695	5,329	6.9%	66.1%	95.2%	97.3%	3,041	2,866
Philadelphia	4	2,042	1,963	17,408	17,158	1.5%	6,005	6,117	(1.8)%	11,403	11,041	3.3%	65.5%	95.9%	96.5%	1,541	1,509
San Diego	6	2,032	2,032	20,778	19,475	6.7%	5,354	5,137	4.2%	15,424	14,338	7.6%	74.2%	96.3%	96.4%	1,770	1,657
Seattle	2	239	239	2,931	2,647	10.7%	1,034	923	12.0%	1,897	1,724	10.0%	64.7%	96.8%	95.4%	2,112	1,934

Total Target Markets	94	28,495	27,918	296,151	282,507	4.8%	90,708	88,586	2.4%	205,443	193,921	5.9%	69.4%	96.0%	96.3%	1,841	1,752

Other Markets
Baltimore	2	376	376	3,037	3,075	(1.2)%	1,150	1,155	(0.4)%	1,887	1,920	(1.7)%	62.1%	90.7%	92.6%	1,485	1,472
Nashville	3	764	764	6,138	5,805	5.7%	1,915	1,939	(1.2)%	4,223	3,866	9.2%	68.8%	94.9%	96.0%	1,410	1,319
Norfolk - Richmond	5	1,487	1,408	9,287	9,113	1.9%	3,082	2,995	2.9%	6,205	6,118	1.4%	66.8%	96.3%	95.7%	1,141	1,127
Other Markets	4	2,092	2,092	21,034	20,671	1.8%	8,523	8,316	2.5%	12,511	12,355	1.3%	59.5%	96.2%	95.7%	1,742	1,720

Total Other Markets	14	4,719	4,640	39,496	38,664	2.2%	14,670	14,405	1.8%	24,826	24,259	2.3%	62.9%	95.6%	95.5%	1,484	1,454

Grand Total	108	33,214	32,558	$335,647	$321,171	4.5%	$105,378	$102,991	2.3%	$230,269	$218,180	5.5%	68.6%	96.0%	96.2%	$1,790	$1,709

19

Supplemental Schedule 6(d)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	2Q 2016	% of Total	2Q 2015	$ Change	% Change
Real estate taxes	$16,562	31.3%	$15,525	$1,037	6.7%
Utilities	9,718	18.4%	9,894	(176)	(1.8)%
Onsite payroll	9,888	18.7%	9,425	463	4.9%
Repairs and maintenance	7,104	13.4%	7,062	42	0.6%
Software, technology and other	3,815	7.2%	3,511	304	8.7%
Insurance	2,141	4.0%	1,612	529	32.8%
Marketing	1,660	3.1%	1,713	(53)	(3.1)%
Expensed turnover costs	2,012	3.9%	1,814	198	10.9%
Total	$52,900	100.0%	$50,556	$2,344	4.6%

Sequential Comparison

	2Q 2016	% of Total	1Q 2016	$ Change	% Change
Real estate taxes	$16,562	31.3%	$16,357	$205	1.3%
Utilities	9,718	18.4%	10,316	(598)	(5.8)%
Onsite payroll	9,888	18.7%	10,167	(279)	(2.7)%
Repairs and maintenance	7,104	13.4%	6,757	347	5.1%
Software, technology and other	3,815	7.2%	3,587	228	6.4%
Insurance	2,141	4.0%	1,944	197	10.1%
Marketing	1,660	3.1%	1,892	(232)	(12.3)%
Expensed turnover costs	2,012	3.9%	1,457	555	38.1%
Total	$52,900	100.0%	$52,477	$423	0.8%

Full Year Comparison

	YTD 2Q 2016	% of Total	YTD 2Q 2015	$ Change	% Change
Real estate taxes	$32,919	31.2%	$31,468	$1,451	4.6%
Utilities	20,034	19.0%	21,018	(984)	(4.7)%
Onsite payroll	20,055	19.0%	19,206	849	4.4%
Repairs and maintenance	13,861	13.2%	13,635	226	1.7%
Software, technology and other	7,403	7.0%	6,926	477	6.9%
Insurance	4,084	3.9%	3,996	88	2.2%
Marketing	3,552	3.4%	3,471	81	2.3%
Expensed turnover costs	3,470	3.3%	3,271	199	6.1%
Total	$105,378	100.0%	$102,991	$2,387	2.3%

20

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
Second Quarter 2016 Compared to Second Quarter 2015
(unaudited)

	Quarter Ended June 30, 2016					Quarter Ended June 30, 2015
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets
Atlanta	8	1,497	1,483	2.9%	$1,509	8	1,497	1,483	2.4%	$1,409
Bay Area	11	2,169	2,169	8.1%	2,800	11	2,169	2,169	7.8%	2,425
Boston	15	4,689	4,689	9.4%	1,639	15	4,689	4,689	8.3%	1,485
Chicago	10	3,246	3,246	7.1%	1,652	10	3,246	3,246	7.4%	1,605
Denver	8	2,065	2,026	5.0%	1,575	8	2,065	2,026	4.4%	1,432
Greater DC	13	5,325	5,297	12.0%	1,565	14	6,547	6,519	14.7%	1,522
Greater LA	15	5,313	4,662	19.4%	2,635	15	5,313	4,662	18.0%	2,464
Miami	5	2,592	2,581	8.1%	2,277	5	2,561	2,550	8.1%	2,272
Greater New York	18	1,040	1,040	4.4%	3,268	18	1,040	1,040	4.2%	3,161
Philadelphia	6	3,524	3,445	6.8%	1,772	6	3,532	3,453	6.8%	1,658
San Diego	12	2,423	2,353	7.0%	1,796	12	2,423	2,353	6.2%	1,618
Seattle	2	239	239	0.7%	2,165	2	239	239	0.7%	1,934

Total Target Markets	123	34,122	33,230	90.9%	1,965	124	35,321	34,429	89.0%	1,831

Other Markets
Baltimore	2	376	376	0.7%	1,472	4	797	797	1.4%	1,437
Nashville	3	764	764	1.5%	1,434	3	764	764	1.4%	1,330
Norfolk - Richmond	5	1,487	1,408	2.2%	1,151	5	1,487	1,408	2.2%	1,124
Other Markets	4	2,092	2,092	4.7%	1,644	7	3,056	3,056	6.0%	1,459

Total Other Markets	14	4,719	4,640	9.1%	1,446	19	6,104	6,025	11.0%	1,361

Grand Total	137	38,841	37,870	100.0%	$1,900	143	41,425	40,454	100.0%	$1,759

21

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
First Quarter 2016 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and that is also diversified across large coastal and job growth markets in the U.S. Please refer to the Glossary for a description of Aimco’s Portfolio Quality Ratings. The schedule below illustrates Aimco Conventional Apartment Community portfolio quality based on 1Q 2016 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 27 years. Please see the Glossary for further information.

	Quarter Ended March 31, 2016
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [1]	Market Rent [2]	Percentage of Market Rent Average	Average Age of Apartment Communities
Target Markets
Atlanta	8	1,497	1,483	2.7%	$1,338	$920	145.4%	16
Bay Area	11	2,169	2,169	8.7%	2,488	2,224	111.9%	21
Boston	15	4,689	4,689	9.3%	1,482	2,025	73.2%	28
Chicago	10	3,246	3,246	7.6%	1,438	1,169	123.0%	21
Denver	8	2,065	2,026	5.3%	1,372	1,065	128.8%	21
Greater DC	13	5,325	5,297	12.0%	1,413	1,598	88.4%	47
Greater LA	15	5,313	4,662	19.4%	2,430	1,610	150.9%	10
Miami	5	2,579	2,568	8.1%	2,007	1,248	160.8%	23
Greater New York	18	1,040	1,040	4.2%	3,094	2,975	104.0%	85
Philadelphia	6	3,525	3,446	6.6%	1,505	1,168	128.9%	38
San Diego	12	2,423	2,353	6.6%	1,594	1,549	102.9%	25
Seattle	2	239	239	0.7%	1,801	1,337	134.7%	2

Total Target Markets	123	34,110	33,218	91.2%	1,761	1,559	113.0%	27

Other Markets
Baltimore	2	376	376	0.7%	1,353	1,145	118.2%	36
Nashville	3	764	764	1.5%	1,200	880	136.4%	23
Norfolk - Richmond	5	1,487	1,408	2.3%	974	934	104.3%	26
Other Markets	4	2,092	2,092	4.3%	1,412	1,256	112.4%	42

Total Other Markets	14	4,719	4,640	8.8%	1,239	1,087	114.0%	35

Grand Total	137	38,829	37,858	100.0%	$1,696	$1,500	113.1%	27

[1] Represents rents, after concessions and vacancy loss, divided by Effective Apartment Home. Does not include other rental income.
[2] 1Q 2016 per REIS

22

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Second Quarter 2016 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]	Property Debt	Net Sales Proceeds [2]	Average Revenue per Home
Conventional	2	1,547	100%	$291.9	5.3%	4.7%	$—	$289.4	$1,528
Affordable	—	—	—	—	—	—	—	—	—
Total Dispositions	2	1,547	100%	$291.9	5.3%	4.7%	$—	$289.4	$1,528

Year-to-Date 2016 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]	Property Debt	Net Sales Proceeds [2]	Average Revenue per Home
Conventional	3	1,643	100%	$301.9	5.4%	4.8%	$—	$299.0	$1,505
Affordable	—	—	—	—	—	—	—	—	—
Total Dispositions	3	1,643	100%	$301.9	5.4%	4.8%	$—	$299.0	$1,505

[1] Please refer to the Glossary for definitions of NOI Cap Rate and Free Cash Flow Cap Rate. The Conventional apartment communities sold were located in Baltimore, MD, which is a non-target market, and in Alexandria, VA, and had average revenue per apartment home significantly below that of Aimco’s retained portfolio. Accordingly, the NOI Cap Rate and Free Cash Flow Cap Rate for the Conventional
apartment communities sold during 2016 are not indicative of those for Aimco’s retained portfolio.
[2] Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

Year-to-Date 2016 Acquisitions

Aimco did not acquire any apartment communities during the first or second quarter of 2016.

23

Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition. Please see the Glossary for further descriptions.

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	Conventional	Affordable	Total	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$8,392	$1,358	$9,750	$14,217	$2,302	$16,519
Turnover capital additions	1,787	255	2,042	1,904	497	2,401
Capitalized site payroll and indirect costs	828	21	849	1,723	50	1,773
Capital Replacements	11,007	1,634	12,641	17,844	2,849	20,693
Capital Improvements	3,480	346	3,826	6,166	890	7,056
Property Upgrades	20,930	—	20,930	32,235	—	32,235
Redevelopment [1]	43,104	—	43,104	74,082	—	74,082
Development	13,458	—	13,458	29,073	—	29,073
Casualty	1,504	177	1,681	3,095	548	3,643
Total Capital Additions [2]	$93,483	$2,157	$95,640	$162,495	$4,287	$166,782

Total apartment homes	38,841	8,389	47,230	38,841	8,389	47,230
Capital Replacements per apartment home	$283	$195	$268	$459	$340	$438

[1]
Redevelopment spending includes Aimco’s investment in ongoing larger projects that meet the definition of Conventional Redevelopment and Development Apartment Communities described in the Glossary, and for which additional information is provided on Supplemental Schedule 10. Redevelopment spending also includes Aimco’s investment in apartment communities in its redevelopment pipeline that do not currently meet the definition of Conventional Redevelopment and Development Apartment Communities or for which the net investment is not expected to exceed $10 million, which are not included in Supplemental Schedule 10.

[2]	For the three and six months ended June 30, 2016, Total Capital Additions include $2.4 million and of $5.7 million of capitalized interest costs, respectively.

24

Supplemental Schedule 10

Redevelopment and Development Portfolio									(Page 1 of 4)
As of June 30, 2016
(unaudited)

		Total Apartment Homes	Estimated / Actual Net Investment (millions)	Inception-to-Date Net Investment (millions)	Projected Net Operating Income Yield on Incremental Investment at Stabilization			Average Revenue per Apartment Home Redeveloped or Constructed
	Location					Stabilized Occupancy	NOI Stabilization	Prior to Investment	Stabilized	Incremental Commercial Revenue (millions)
Under Redevelopment or Development
Palazzo at Park La Brea	Los Angeles, CA	521	$24.5	$1.3		2Q 2018	3Q 2019	$3,259	$3,750	$—
Park Towne Place	Philadelphia, PA	948	138.4	93.8		1Q 2018	2Q 2019	1,689	2,640	0.2
The Sterling	Philadelphia, PA	534	73.0	53.3		3Q 2017	4Q 2018	2,015	2,685	1.2

In Lease-up
One Canal	Boston, MA	310	195.0	191.4		3Q 2017	4Q 2018	n/a	3,800	1.1
Vivo	Cambridge, MA	91	44.1	44.1		3Q 2016	4Q 2017	n/a	2,750	0.4

Total / Weighted Average		2,404	$475.0	$383.9	6.0%

Summary of Redevelopment and Development Activity - In Active Construction or Lease-up
As of June 30, 2016
(unaudited)

	Number of Apartment Homes		Percentage of Completed Homes
	Approved for Redevelopment / To Be Constructed	Completed	Leased	Occupied
In Active Construction
Palazzo at Park La Brea	389	24	92%	92%
Park Towne Place	701	356	73%	69%
The Sterling	534	343	88%	86%

In Lease-up
One Canal	310	310	35%	24%
Vivo	91	91	95%	90%

See the following pages for Terms and Definitions and a Summary of Redevelopment Projects.

25

Supplemental Schedule 10 (Continued)
Redevelopment and Development Portfolio	(Page 2 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Projected Net Operating Income Yield on Incremental Investment at Stabilization - for redevelopment projects, this represents projected stabilized incremental net operating income as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved, and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction. Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project and take into consideration factors including but not limited to: then current rent and other rental income expectations; then current market rents; and revenue achievement to date.

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Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio	(Page 3 of 4)

Community	Project Summary
The Palazzo at Park La Brea Los Angeles, CA
The Palazzo at Park La Brea is a 521 apartment home community located in the Mid-Wilshire district of Los Angeles. It is directly across from The Grove, a popular retail and entertainment complex. The community also has easy access to Beverly Hills, Hollywood, Century City, Downtown Los Angeles and Santa Monica. Aimco began the phased redevelopment of The Palazzo at Park La Brea in 2012. Aimco completed enhancements of the fitness center and spa in 2013, including modern interior finishes, top-of-the-line fitness equipment, and a cardio balcony overlooking the pool. In 2014, Aimco completed the upgrade of 77 fourth floor penthouse units featuring open concept floor plans, luxury finishes, and exclusive access to a new roof top deck amenity.
The current phase of the Palazzo at Park La Brea project includes the renovation of 389 apartment homes on the first three floors, or 75% of the homes in the community. The redevelopment also includes enhancements to the corridors on these floors. Full construction started in June 2016 and is expected to be completed in first quarter 2018.
The Palazzo at Park La Brea is owned through a joint venture in which Aimco has an approximate 53% interest. Aimco’s share of the estimated investment in the project is $13 million.
As Aimco evaluates the success of the project and other investment alternatives, Aimco may redevelop the remaining 55 penthouse homes.

Park Towne Place Philadelphia, PA
The Park Towne Place community is a nine-acre site containing 948 apartment homes within four high-rise towers. It boasts a 20,000 square foot amenity center and two levels of below grade parking. It is located in the Benjamin Franklin Parkway, in the heart of Center City Philadelphia’s Museum District. The first phase included redevelopment of the commercial space, common areas and amenities, and the 229 apartment homes in the South Tower. At June 30, 2016, Aimco had completed the redevelopment of 224 apartment homes in the South Tower, and the South Tower reached the occupancy milestone of greater than 90% average daily occupancy in May. Aimco has also completed construction of the retail market and tenants are in the process of occupying the space.
The second phase, which includes redevelopment of the 245 apartment home East Tower, was approved during the third quarter 2015. As of June 30, 2016, Aimco has completed redevelopment of 10 of the 19 floors, or 132 homes. Leasing of the redeveloped apartment homes in the East Tower has commenced on schedule at rates in line with underwriting.
Based on the success of the lease-up of the first two towers, Aimco decided to proceed with redevelopment of the North Tower in June 2016. This tower contains 227 apartment homes. The redevelopment is similar to the South and East Towers, including original art work in the lobby and art themed corridors.
The estimated $138.4 million net investment of the approved phases, represents a gross investment of $170.4 million, reduced by $32 million of historic tax credits.
As Aimco continues to evaluate the success of the project and other investment alternatives, Aimco may redevelop additional apartment homes at the property.  The entire cost to redevelop all apartment homes in the community could be $170 to $180 million, reflecting a gross investment of $210 to $220 million reduced by $40 to $42 million of historic tax credits.

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Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio	(Page 4 of 4)

The Sterling Philadelphia, PA
The Sterling is a 29-story, mixed use building with 534 apartment homes, three floors of commercial space and over 20,000 square feet of ground-level retail. The building is in the Market West neighborhood within five blocks of Rittenhouse Square and City Hall and within one block of Comcast Center and Comcast’s Innovation and Technology Center. The Sterling redevelopment includes significant renovation of existing commercial space, upgrading common areas and amenities, and the phased redevelopment of apartment homes. Aimco completed the renovation of the common areas, amenities and the ground-level retail space in 2015, at a cost consistent with underwriting. Based on the success of the earlier phases in redevelopment of The Sterling, during the second quarter, Aimco decided to proceed with the final phase, which includes redevelopment of the final seven residential floors, consisting of 125 apartment homes, as well as the continued redevelopment of commercial and retail space and completion of the streetscape. The estimated gross investment for this final phase is $22.3 million. Aimco’s gross investment now exceeds the qualified spending threshold to earn historic tax credits for the project and Aimco has now included the tax credits in estimated net investment and inception-to-date net investment. The estimated net investment for the complete project is $73 million, reflecting a gross investment of $84.8 million, reduced by $11.8 million of historic tax credits.
At June 30, 2016, 343 of the 534 apartment homes in the community were complete, on schedule and at a cost consistent with underwriting. The apartment homes are leasing at rates ahead of underwriting.

One Canal Apartment Homes Boston, MA
One Canal is a 12-story building is in the historic Bulfinch Triangle neighborhood of Boston’s West End. Located near the Boston Garden, one block from North Station and adjacent to the historic North End, the site enjoys excellent access to public transit, the Government Center, Financial District, and Massachusetts General Hospital employment centers, as well as the dining, recreation, and shopping amenities of its urban core location. The building includes 310 apartment homes and 21,000 square feet of commercial space. Construction on One Canal was substantially completed during second quarter. The investment in One Canal has been funded in part by a $114.0 million non-recourse property loan.
Finishing touches on the construction are in progress. At June 30, 2016, 35% of the apartment homes were leased and rental rates are ahead of underwriting. 100% of the commercial space at One Canal has been leased by a single retail tenant who is in the process of obtaining required permits.

Vivo Apartment Homes Cambridge, MA
Vivo Apartment Homes is an eight-story, 91-apartment home community near Kendall Square in Cambridge, Massachusetts. Vivo is in a location contiguous to a large life science complex. Construction of Vivo Apartment Homes was completed in the third quarter 2015. Lease up of the property finished two months ahead of schedule at rates 2% above underwriting.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION APARTMENT COMMUNITIES: Apartment Communities acquired since January 1, 2015.
AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco’s share of financial information discussed in this Earnings Release and Supplemental Information. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets and liabilities attributable to Aimco stockholders. Aimco also refers to this measure as “Aimco Share” of financial information. See Supplemental Schedules 2, 3, 4 and 5 for reconciliation of Aimco’s proportionate share of financial information to Aimco’s consolidated financial statements.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature. Portfolio average age is calculated on the basis of investment dollars. Market and portfolio Average Age of Apartment Communities is calculated on the basis of investment value.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado, flood or fire.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

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REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco’s portfolio of market-rate apartment communities.
CONVENTIONAL REDEVELOPMENT AND DEVELOPMENT APARTMENT COMMUNITIES: Communities currently under construction that are not occupancy stabilized and those that have been completed in recent years that had not achieved and maintained stabilized occupancy for both the current and the comparable prior periods.
CONVENTIONAL SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are Conventional apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of occupancy as of January 1, 2015 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.
DEFERRED TAX CREDIT INCOME: Deferred income includes $19.7 million of unamortized cash contributions previously received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors. Under existing tax credit agreements, Aimco will also receive additional semi-annual cash contributions totaling $17.7 million, of which $2.6 million will be received during the remainder of 2016 and $5.1 million will be received on average each year from 2017 through 2019.

(in thousands) (unaudited)
June 30, 2016
Deferred tax credit income balance	$19,681
Cash contributions to be received in the future	17,683
Total to be amortized	$37,364

	Revenue	Expense	Projected Income
2016 3Q - 4Q	$9,473	$(634)	$8,839
2017	14,918	(1,034)	13,884
2018	7,010	(545)	6,465
2019	4,309	(399)	3,910
2020	2,880	(319)	2,561
Thereafter	4,365	(2,660)	1,705
Total	$42,955	$(5,591)	$37,364
ECONOMIC OWNERSHIP: Represents Aimco’s share of the income or loss generated by an apartment community in which Aimco does not own all the equity interests. Economic ownership may differ from legal ownership due to terms of partnership agreements with profit and loss allocations that differ from stated ownership percentages.
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco’s ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco’s proportionate financial measures on a per-home basis.

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FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco’s operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance.
AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests) and is Aimco’s primary measure of current period profitability.
FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) or net cash flows from operating activities, as determined in accordance with GAAP, as indicators of performance or as measures of liquidity. There can be no assurance that Aimco’s method of computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s updated 2016 guidance:

(dollars per share) (unaudited)	Third Quarter	Full Year
	2016	2016
Net income	$0.08	$1.79
Depreciation, net	0.46	1.90
Gain on disposition of real estate, net of tax	—	(1.39)
Pro forma FFO	0.54	2.30
Capital Replacements, net	(0.09)	(0.32)
AFFO	$0.45	$1.98
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Debt and Preferred Equity to Adjusted EBITDA to be below 7.0x and the ratio of Adjusted EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to Adjusted EBITDA and Adjusted EBITDA Coverage of Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.

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ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense less (i) prepayment penalties and amortization of debt issuance costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt. Adjusted Interest Expense, as used in the leverage ratios on Supplemental Schedule 5(b), is calculated as follows:

(in thousands) (unaudited)	Trailing Twelve Months Ended
	June 30,
	2016	2015
Interest expense computed in accordance with GAAP	$193,088	$213,288
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(4,911)	(5,874)
Debt prepayment penalties and other non-interest items	(3,706)	(10,245)
Amortization of debt issuance costs	(4,470)	(3,841)
Interest income received on securitization investment	(6,299)	(5,884)
Adjusted Interest Expense	$173,702	$187,444
DEBT TO EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a), excluding preferred securities to (b) EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) to (b) EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco’s credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by a $350 per apartment home capital expenditure allowance (which Aimco refers to as “Compliance EBITDA”), to (b) debt service, which represents the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets.
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA): EBITDA represents Aimco’s share of the consolidated amount of Aimco net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•
interest expense, preferred dividends and interest income earned on the securitization investment, to allow investors to compare a measure of Aimco earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•
income taxes, to allow investors to measure Aimco performance independent of income taxes, which may vary significantly from other companies within Aimco’s industry due to leverage and tax planning strategies, among other drivers;

•
depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in the discussion of FFO, Pro forma FFO and AFFO above; and

•
other items, including gains on dispositions of non-depreciable assets, as these are items that periodically affect Aimco operations, but that are not necessarily representative of Aimco’s ability to service its debt obligations.

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A reconciliation of net income attributable to Aimco Common Stockholders to EBITDA for each of the periods presented is as follows:

(in thousands) (unaudited)	Trailing Twelve Months Ended
	June 30,
	2016	2015
Net income attributable to Aimco Common Stockholders	$330,424	$311,123
Adjustments:
Interest expense, net of noncontrolling interest	188,178	207,413
Income tax benefit	(28,502)	(27,030)
Depreciation and amortization, net of noncontrolling interest	310,173	282,812
Gains on disposition and other, net of income taxes and noncontrolling partners’ interests	(267,087)	(266,372)
Preferred stock dividends	11,029	12,014
Interest income earned on securitization investment	(6,299)	(5,884)
Net income attributable to noncontrolling interests in Aimco Operating Partnership	24,016	23,827
Other items, net	5,487	4,287
EBITDA	$567,419	$542,190
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the trailing twelve month prior to sale proportionate property NOI, less a 3.0% management fee, divided by Aimco gross proceeds.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that do not meet the Same Store Apartment Community definition because they have significant rent control restrictions or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event, or are expected to be sold within the next 12 months.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided on the following pages.

Aimco evaluates the performance of its Conventional and Affordable portfolios using various operating and financial measures, including Proportionate NOI, which represents Proportionate Rental and Other Property Revenues less Proportionate Property Operating Expenses.  Aimco presents Proportionate Rental and Other Property Revenues, Property Operating Expenses and Property NOI for the trailing five quarters for its Conventional and Affordable portfolios on Supplemental Schedule 3. Reconciliation of the consolidated amounts of Rental and Other Property Revenues and Property Operating Expense, as originally reported in Aimco’s consolidated statements of operations, to the proportionate amounts presented in Supplemental Schedule 3 has been provided below.

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Reconciliation of GAAP to Supplemental Schedule 3 Proportionate Property NOI Amounts
(in thousands)(unaudited)	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Rental and other property revenues	$242,871	$241,481	$239,646	$240,382	$238,637
Sold and held for sale property revenues	(4,992)	(7,605)	(9,889)	(10,891)	(14,505)
Property management revenues	(2)	(2)	2	(7)	(3)
Proportionate share of unconsolidated partnerships	1,562	1,567	1,539	1,461	1,530
Noncontrolling interests	(7,176)	(7,329)	(7,359)	(7,428)	(7,279)
Proportionate property amount	$232,263	$228,112	$223,939	$223,517	$218,380

Property operating expenses	$88,305	$88,397	$87,350	$88,621	$87,930
Sold and held for sale property expenses	(2,223)	(2,689)	(3,061)	(3,895)	(6,187)
Casualties	(833)	(2,150)	(1,856)	(830)	(1,535)
Property management expenses	(5,941)	(5,900)	(6,788)	(5,806)	(6,101)
Proportionate share of unconsolidated partnerships	684	623	614	615	640
Noncontrolling interests	(2,296)	(2,398)	(2,241)	(2,361)	(2,331)
Total direct property operating expenses	$77,696	$75,883	$74,018	$76,344	$72,416
Total Property Net Operating Income	$154,567	$152,229	$149,921	$147,173	$145,964

Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended June 30, 2016
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership and Other Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$173,400	$(4,711)	$168,689	$(188)	$168,501
Property operating expenses	54,383	(1,484)	52,899	1	52,900
Property NOI	$119,017	$(3,227)	$115,790	$(189)	$115,601

	Three Months Ended June 30, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership and Other Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$166,444	$(4,610)	$161,834	$(185)	$161,649
Property operating expenses	52,039	(1,484)	50,555	1	50,556
Property NOI	$114,405	$(3,126)	$111,279	$(186)	$111,093

Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended March 31, 2016
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership and Other Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$172,084	$(4,750)	$167,334	$(189)	$167,145
Property operating expenses	53,613	(1,570)	52,043	434	52,477
Property NOI	$118,471	$(3,180)	$115,291	$(623)	$114,668

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Reconciliation of GAAP to Supplemental Schedule 6(c) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Six Months Ended June 30, 2016
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership and Other Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$345,483	$(9,460)	$336,023	$(376)	$335,647
Property operating expenses	107,997	(3,054)	104,943	435	105,378
Property NOI	$237,486	$(6,406)	$231,080	$(811)	$230,269

	Six Months Ended June 30, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership and Other Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$330,674	$(9,145)	$321,529	$(358)	$321,171
Property operating expenses	106,044	(3,052)	102,992	(1)	102,991
Property NOI	$224,630	$(6,093)	$218,537	$(357)	$218,180
Ownership and other adjustments represents adjustments to provide comparability of Conventional Same Store results from period to period. The adjustments include ownership difference between the periods.
Additionally, property operating expenses for first quarter 2016 include a property tax refund which relates to periods prior to the affected apartment community’s inclusion in Aimco’s Conventional Same Store population.
PORTFOLIO QUALITY RATINGS: Aimco measures portfolio quality based on apartment community rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines portfolio quality as follows: “A” quality properties are those with rents greater than 125% of the local market average; “B” quality properties are those with rents between 90% and 125% of the local market average; “C+” quality properties are those with rents greater than $1,100 per month but lower than 90% of the local market average; and “C” quality assets are those with rents less than $1,100 per month and lower than 90% of the local market average.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2015 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from Net Real Estate Operations and shown separately on a net basis in Aimco’s Proportionate FFO presentation found in Supplemental Schedule 2 and in Aimco’s Proportionate Property NOI presentation found in Supplemental Schedule 3.

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